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                                                     EXHIBIT 3(i)

                    ARTICLES OF INCORPORATION          As Amended
                                                    23 April 1994
                               OF

            FIRST COMMONWEALTH FINANCIAL CORPORATION


     In compliance with the requirements of section 204 of the Business Corporation Law, act of May 5, 1933 (P.L. 364) (15 P.S.
1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

     1.   The name of the corporation is:  First Commonwealth
          Financial Corporation.

     2. The location and post office address of the initial registered office of the corporation in this Commonwealth is: 601 Philadelphia Street, Indiana,
          Pennsylvania, 15701.

     3.   The corporation is incorporated under the Business
          Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

     To have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania. The corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (act of May 5, 1933, P.L.
364) (15 P.S. 1204, as amended).

     4.   The term for which the corporation is to exist is:
          perpetual.

     5. The aggregate number of shares that the corporation shall have authority to issue is 3,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"), and 100,000,000 shares of Common Stock, par value $1 per share (the "Common Stock").

     The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.

     6. The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are):


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                                                  Number and
             Name               Address           Class of Shares

     E. James Trimarchi    601 Philadelphia St.    1 Share Common
                           Indiana, PA  15701

    7. Except as otherwise provided in Section 902.1 (Merger Without Shareholder Approval) of the Pennsylvania Business Corporation Law (or the corresponding provisions of any future Pennsylvania corporate law), no merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock. This Article 7 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of outstanding shares of Common Stock.

    8. Cumulative voting rights shall not exist with respect to the election of directors.

    9. (a) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any or all of the following:

               (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

              (ii)  Whether a more favorable price could be
                    obtained for the corporation's securities in the future;

             (iii) The impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

              (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock;

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               (v)  The value of the securities (if any) which
                    the offeror is offering in exchange for the corporation's securities based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

              (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

         (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror and obtaining a more favorable offer from another individual or entity.






























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